UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ENVIRONMENTAL POWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-3117389
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

One Cate Street, 4th Floor Portsmouth, NH	03801
(Address of principal executive offices)	(ZIP Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:              (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange On Which Each Class Is To Be Registered
Common Stock, $0.01 par value per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

(title of class)

Explanatory Note

This Registration Statement on Form 8-A is being filed by Environmental Power Corporation (the “Registrant”) for the purpose of reflecting the change in the national securities exchange on which the Registrant’s Common Stock, $0.01 par value per share (the “Common Stock”) is registered from the American Stock Exchange LLC to The NASDAQ Stock Market LLC.

Item 1.	Description of Registrant’s Securities to be Registered.

The description under the heading “Description of Capital Stock” relating to the Registrant’s Common Stockin the Prospectus included in the Registrant’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (File No. 333-145732) (the “Prospectus”) is incorporated herein by reference. The description of the Registrant’s Series A 9% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) set forth under the heading “Description of Capital Stock” in the Prospectus is also incorporated herein by reference, insofar as the rights evidenced by, or amounts payable with respect to, the Common Stock are, or may be, materially limited or qualified by the rights and preferences of the Series A Preferred Stock.

In addition, the Registrant has additional authorized but unissued and undesignated shares of preferred stock which may be issued at any time, and from time to time, by the Registrant’s Board of Directors, subject to the rights of the Series A Preferred Stock to consent to certain such designations and issuances. Any additional shares of preferred stock so designated and issued by the Registrant may have rights and preferences superior to those of the Common Stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and costs associated with a stockholder vote on specific issuances. The issuance of preferred stock, as well as any authorized but unreserved Common Stock, while providing flexibility in connection with possible future financings or acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in the Registrant.

Item 2.	Exhibits.

Number	Description
1	Restated Certificate of Incorporation of the Registrant, as amended (Incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Securities and Exchange Commission on November 14, 2007 (SEC File No. 001-32393)).

2	Certificate of Designations, Preferences and Rights of the Registrant’s Series A 9% Cumulative Convertible Preferred Stock (Incorporated by reference to exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 9, 2006, as filed with the SEC on November 14, 2006 (SEC File No. 001-32393)).

3	Second Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K dated December 7, 2007, as filed with the SEC on December 13, 2007 (SEC File No. 001-32393)).

SIGNATURE

Pursuant to Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Michael E. Thomas
Michael E. Thomas
Senior Vice President, Chief Financial Officer and Treasurer

Date: December 20, 2007